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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2007

MARCO COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida	000-50557	84-1620092
(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1770 San Marco Road, Marco Island, FL	34145
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (239) 389-5200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	Unregistered Sales of Equity Securities

On November 15, 2007, Marco Community Bancorp, Inc. (the “Company”) completed an offering of its Series B Preferred Stock (“Preferred Stock”) by issuing 96 shares of the Preferred Stock. The offering raised $4,896,000 in gross proceeds, at an offering price of $51,000 per share. Directors of the Company and/or its subsidiaries purchased in excess of 40% of the shares sold.

Chairman Storm stated “We are pleased to report that the Company successfully completed this offering, having raised over $4.8 million since the end of September. I am especially pleased with the strong support shown by the directors of the Company and of our subsidiaries, which indicates the commitment that they have to our organization. Initially, $3.0 million of the proceeds have been downstreamed to our subsidiary, Marco Community Bank, to support the Bank’s corporate and business strategies. The capital infusion will strengthen the Bank’s capital position and help allow it to take advantage of opportunities available in the future. The remainder will be retained by the Company as capital reserves. Based on the current real estate market and the uncertainty of its impact on loans in our markets, the Board felt that it was also prudent for the Company to raise additional capital at this time.”

The shares of Preferred Stock do not have voting rights, but do have a liquidation preference value of $51,000 per share. Noncumulative cash dividends on the shares are payable semiannually in arrears at an annual rate of $2,900. At the Company’s discretion, at least two years after issuance, the Company may convert the shares of Preferred Stock into shares of Company common stock at a rate of 6,000 shares of common stock per one share of Series B Preferred Stock; provided, however, that the Company may also convert the shares of Preferred Stock upon an event resulting in a change in control of the Company.

The shares of Preferred Stock sold in the offering were sold to accredited investors only and issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.” No underwriter or sales agent was utilized, and no commissions were paid or discounts granted, in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marco Community Bancorp, Inc.
(Registrant)

Date: November 16, 2007
/s/ Richard Storm, Jr.
Chairman of the Board of Directors and Chief Executive Officer